UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC 20549

                              SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                           (Amendment No. 4)*

                       Data Research Associates, Inc.
                            (Name of Issuer)

                              Common Stock
                     (Title of Class of Securities)

                               237853106
                             (CUSIP Number)

                            December 31, 2000
            (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 or the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 237853106

1. NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

              Schwartz Investment Counsel, Inc. ("SICI"), FEIN 38-2325495 and Schwartz Investment Trust ("SIT"), on behalf of its series Fund, Schwartz Value Fund, FEIN 31-6456713
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [  ]

(b) [  ]

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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION

SICI - Michigan
SIT - Ohio
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                                         5.           SOLE VOTING POWER
NUMBER OF
SHARES                                                SICI - 26,200 shares
BENEFICIALLY                                          SIT -  245,000 shares
OWNED BY                                 ---------------------------------------
EACH                                     6.           SHARED VOTING POWER
REPORTING
PERSON                                                N/A
WITH                                     ---------------------------------------
                                         7.           SOLE DISPOSITIVE POWER

                                                      SICI - 26,200 shares
                                                      SIT - 245,000 shares
                                         ---------------------------------------
                                         8.           SHARED DISPOSITIVE POWER

                                                      N/A
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9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

             SICI - 26,200 shares
             SIT - 245,000 shares
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

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10.         CHECK BOX IF THE AGGREGATE AMOUNT IN
            ROW (9) EXCLUES CERTAIN SHARES  [ ]

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11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             SICI - .5%
             SIT - 5.3%
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12.        TYPE OF REPORTING PERSON

             SICI - IA
             SIT - IV
-------------------------------------------------------------------------

Item 1.

(a) Name of Issuer

                 Data Research Associates, Inc.

(b) Address of Issuer's Principal Executive Offices

                 1276 North Warson Road
                 St. Louis, Missouri 63132
Item 2.

(a) Name of Person Filing

                 Schwartz Investment Counsel, Inc. ("SICI") and
                 Schwartz Investment Trust ("SIT")

(b) Address of Principal Business Office or, if none, Residence

                 3707 W. Maple Rd.
                 Bloomfield Hills, MI 48301


(c)           Citizenship:                       SICI-MI, SIT-OH

(d)           Title of Class of Securities:             Common Stock

(e) CUSIP Number:  237853106

Item 3.           If this statement is filed pursuant to (s)240.13d-1(b), or
                  (s)240.13d-2(b), or (c), check whether the person filing is a:

             (d)    [X]    Investment company registered under section 8 of
                           the Investment Company Act of 1940 (15 U.S.C. 80a-8).
             (e)    [X]    An investment adviser in accordance with
                           (s)240.13d-1(b)(1)(ii)(E).

Item 4.                   Ownership

(a) Amount Beneficially Owned:

               SICI - 26,200 shares, SIT - 245,000 shares

(b) Percent of Class

               SICI - .5%, SIT - 5.3%

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote

               SICI - 26,200 shares, SIT - 245,000 shares

(ii) shared power to vote or to direct the vote

               N/A

(iii) sole power to dispose or to direct the disposition of

               SICI - 26,200 shares, SIT - 245,000 shares

(iv) shared power to dispose or to direct the disposition of

               N/A

Item 5.             Ownership of Five Percent or Less of a Class

                                          N/A

Item 6.             Ownership of More than Five Percent on Behalf of
                    Another Person

                                          N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                                          N/A

Item 8.             Identification and Classification of Members of the Group

                                          N/A

Item 9.             Notice of Dissolution of Group

                                          N/A

Item 10.                    Certification

(a) The following certification shall be included if the statement is filed pursuant to 240.13d-1(b):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2001                       February 13, 2001
----------------------------------   --------------------------------
          Date                                Date

/s/ George P. Schwartz                /s/ George P. Schwartz
----------------------------------   ---------------------------------
        Signature                             Signature

George P. Schwartz, CFA, President   George P. Schwartz, CFA, President
Schwartz Investment Counsel, Inc.    Schwartz Investment Trust
----------------------------------   ----------------------------------
        Name/Title                             Name/Title